Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

SJW Group

(Exact Name of Registrant as Specified in Its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount Registration Fee

Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	1,141,014 (3)	$77.63	$88,576,916.82	$110.20 per $1,000,000	$9,761.18

Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	500,000 (4)	$77.63	$38,815,000.00	$110.20 per $1,000,000	$4,277.42

Total Offering Amounts					$127,391,916.82		$14,038.60

Total Fee Offsets							$0.00

Net Fee Due							$14,038.60

(1)

This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Registrant’s 2023 Long-Term Incentive Plan and 2023 Employee Stock Purchase Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)

Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of Registrant’s Common Stock on April 19, 2023 as reported by the New York Stock Exchange.

(3)	Represents shares of Common Stock issuable under the Registrant’s 2023 Long-Term Incentive Plan.
(4)	Represents shares of Common Stock issuable under the Registrant’s 2023 Employee Stock Purchase Plan.